SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-A

                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934

                             AMERISTEEL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                  FLORIDA                                59-0792436
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 (State of incorporation or organization)     (IRS Employer Identification No.)


           5100 W. LEMON STREET
              TAMPA, FLORIDA                             33631-3328
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 (Address of principal executive offices)                (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE

       Securities to be registered pursuant to Section 12(g) of the Act:

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                 ----------------------------------------------
                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The Company has authority under its Articles of Incorporation to issue up to 100,000,000 shares of Class A Common Stock, par value $.01 per share (the "Common Stock"). As of July 31, 2000, there were 10,382,024 shares of Class A Common Stock.

         VOTING RIGHTS -- The holders of Class A Common Stock are entitled to one vote per share.

         DIVIDENDS -- Holders of Class A Common Stock are entitled to receive dividends on a per share basis if, as and when such dividends are declared by the Board of Directors of the Company out of assets or funds legally available therefor. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities. In addition, the Company's ability to pay dividends may be limited by the provisions of applicable loan agreements.

         CONVERSION -- Class A Common Stock has no conversion rights.

         RESTRICTIONS ON TRANSFER --During the time prior to any public offering of shares pursuant to a registration statement filed under the Securities Act of 1933, certain shares of the Class A Common Stock are subject to limitations on transfer. Specifically, any shares of Class A Common Stock acquired under the Company's 1999 Employee Stock Purchase/SAR Plan are subject to a right of first refusal in favor of the


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Company. Prior to the sale, assignment, transfer, pledge or other disposition of shares of Common Stock, a stockholder must first offer to sell such shares to the Company in accordance with the terms and conditions of the applicable plan.

         OTHER PROVISIONS -- In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment of the debts and other liabilities of the Company, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock. None of the Class A Common Stock may be reclassified, subdivided or combined in any manner unless the other class is simultaneously reclassified, subdivided or combined in the same proportion. The holders of the Class A Common Stock have no preemptive rights, no cumulative voting rights and no redemption or sinking fund provisions.

ITEM 2.  EXHIBITS

     2.1 Articles of Incorporation, as amended (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 (Registration Statement No.333-82699))

     2.2    Amended and Restated Bylaws (incorporated by reference to Exhibit
            4.2 to the Registrant's Registration Statement on Form S-8 (Registration Statement No. 333-82699))

     2.3 Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-8 (Registration Statement No. 333-82699))

     2.4 Indenture, dated as of April 3, 1998, by and among the Company, State Street Bank and Trust Company relating to $130,000,000 of the Company's 8 3/4% Senior Notes Due 2008 (incorporated by reference to
            Exhibit 4.1 to the Company's Registration Statement on Form S-4, as amended, (Registration Statement No. 333-55857))

     2.5 Second Amended and Restated Credit Agreement dated as of September 13, 2000, by and among the Company, Bank of America, National Association, The Bank of Tokyo-Mitsubishi, Ltd., and certain other lenders.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             AMERISTEEL CORPORATION



Dated: October 18, 2000
                                             By: /s/ TOM J. LANDA
                                                 --------------------
                                                 Tom J. Landa
                                                 Vice President and
                                                 Chief Financial Officer
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                                 EXHIBIT INDEX
                                 -------------

EXHIBIT NO.                       DESCRIPTION
----------                        -----------

   2.5 Second Amended and Restated Credit Agreement dated as of September 13, 2000, by and among the Company, Bank of America, National Association, The Bank of Tokyo-Mitsubishi, Ltd., and certain other lenders.